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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2002, July 3, 2002, as to the effects of the restatement discussed in Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 1 and the change in method of accounting for derivatives and hedging activities described in Note 6) appearing in the Annual Report on Form 10-K/A of Reliant Resources, Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Houston, Texas
November 25, 2002